[STRONG LETTERHEAD]


Dear Strong Investor:

We are pleased to announce the agreement for Wells Fargo & Company to acquire the Retail, Institutional, Intermediary, and Retirement Plan Services business lines from Strong Financial Corporation, subject to shareholder and other approvals, including the Board of Directors of the Strong Funds. The transaction includes $34 billion in assets and is expected to be completed by the first quarter of next year.

This union brings together two organizations that share the common vision of pursuing exceptional investment results while providing outstanding client service.Wells Fargo is an industry-leading money manager and a diversified financial services company that includes the only "Aaa"-rated bank in the United States.We are excited about the access our clients will now have to additional investment products, as well as banking, insurance, consumer finance, and wealth-management services.

Many of the things you have come to expect from Strong will remain the same. Our portfolio managers will continue to work as autonomous teams focused on delivering exceptional investment results, and our employees remain committed to helping you reach your investment goals.

Over the next several months, we will be sharing more of the exciting new opportunities that we will be able to offer our clients. Enclosed you will also find a Q&A with more information regarding our agreement. For additional questions, you can always contact us by phone or visit www.strong.com/updates.

Thank you for your investment with Strong.We are confident this new union with Wells Fargo will offer you additional high-quality investment options and continue to deliver the outstanding service you have come to expect from us over the years.

Sincerely,


Kenneth J.Wessels
Chairman and Chief Executive Officer
Strong Financial Corporation

WELLS FARGO AGREES TO ACQUIRE $34 BILLION IN ASSETS
UNDER MANAGEMENT FROM STRONG FINANCIAL CORPORATION

SAN FRANCISCO and MENOMONEE FALLS, Wisconsin, May 26, 2004-- Wells Fargo & Company (NYSE: WFC) and Strong Financial Corporation said today they have reached a definitive agreement for Wells Fargo to acquire $34 billion in assets under management from Strong Financial. The purchase includes $27 billion in mutual fund assets and $7 billion in institutional investment accounts. Terms of the agreement were not disclosed. Strong Financial, a privately-held financial services firm based in the Milwaukee area, is one of the nation's largest independent money managers and offers mutual funds to individual investors and accounts for institutional clients. Wells Fargo will acquire asset management businesses from Strong Financial, which have 70 mutual funds and serves 414,000 households or 870,000 active accounts:


o    large-cap growth
o    large-cap value
o    large-cap blend
o    mid-cap growth
o    mid-cap blend
o    mid-cap value
o    small-cap growth
o    small-cap value
o    international equity
o    Asia/Pacific regional
o    taxable and tax-free bond
o    long investment grade corporate bond
o    ultra short bond


The key investment teams of Strong Financial Corporation will join Wells Capital Management, a Wells Fargo subsidiary. The purchase will not include any Strong Financial legal entities. The acquisition is expected to be completed by the first quarter of next year, and is subject to approval by the Strong Funds Board of Directors, its Fund shareholders, shareholders of Strong Financial Corporation and Wells Fargo Funds(R) Board of Trustees.

"This is a great strategic fit of investment talent, resources, well-established investment management products and new distribution channels," said Mike Niedermeyer, head of Wells Fargo's investment management business. "The purchase will provide significant benefits for both companies and their clients. We structured the purchase price and other terms of the acquisition to be consistent with our acquisition criteria, and to include contingencies to reduce the risks inherent in acquiring an asset management business. The acquisition blends the strengths of Wells Fargo's compliance and operations controls, investment capabilities and broad distribution with Strong's equity and fixed-income management, no-load funds and multiple distribution channels. Strong's research-driven, equity-style products will help round out Wells Fargo Funds' extensive fund family lineup. Strong's outstanding investment teams will have access to more resources than ever before." Niedermeyer said Strong's key investment teams will continue managing the portfolios from their current locations using the same investment models. The acquisition also will expand the institutional investment products and capabilities of Wells Capital Management, which manages equity, fixed income and customized portfolios for institutional clients.


"This brings together two outstanding organizations that share a common vision of superior investment results and outstanding client service, " said Strong Chairman and CEO Kenneth J. Wessels. "The significant resources and stellar reputation of Wells Fargo will directly benefit all our clients. We believe this combination allows us, together, to build a world-class organization focused on delivering value to our clients."


"We're excited about joining a highly respected partner who understands and shares our commitment to an autonomous investment culture," said Richard Weiss, Strong's director and head of its investment department. "Our clients will continue to receive the quality of investment management expertise they've entrusted to us, strengthened with the administrative resources of Wells Fargo." After completion of the acquisition, total Wells Fargo assets under management are expected to be $217 billion, and mutual fund assets would be $103 billion, ranking among the top 20 mutual fund companies in the U.S.


Wells Fargo & Company is a diversified financial services company with $397 billion in assets, providing banking, insurance, investments, mortgage and consumer finance from more than 5,900 stores and the Internet (wellsfargo.com) across North America and elsewhere internationally. Wells Fargo Bank, N.A. is the only "Aaa"- rated bank in the United States. Strong Financial Corporation, through its wholly owned affiliate Strong Capital Management, Inc., operates as a privately held, registered investment advisor serving individuals, retirement plans, financial advisors, institutions, and foundations. Founded in 1974, the firm is headquartered in Menomonee Falls, Wisconsin, and manages about $34 billion. Securities are offered through Strong Investments, Inc., an affiliated company.


IN ACCORD WITH THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995:
This news release contains forward-looking statements about Wells Fargo, including the expected benefits to Wells Fargo of the acquisition, the expected closing timeframe for the acquisition and the expected assets under management upon completion of the acquisition. Do not unduly rely on forward-looking statements. They give Wells Fargo's expectations about the future and are not guarantees. Forward-looking statements speak only as of the date they are made, and Wells Fargo is not obliged to update them to reflect changes that occur after that date. A number of factors could cause results to differ from expectations, including asset run-off and mutual fund redemptions. Refer to Wells Fargo's reports filed with the Securities and Exchange Commission for a discussion of other factors.


NOT FDIC INSURED o NO BANK GUARANTEE o MAY LOSE VALUE
Wells Fargo Funds Management, LLC, a wholly-owned subsidiary of Wells Fargo & Company, provides investment advisory and administrative services for the Wells Fargo Funds. Other affiliates of Wells Fargo & Company provide sub-advisory and other services for the Funds. The Funds are distributed by Stephens Inc., Member NYSE/SIPC.
Wells Fargo & Company and its affiliates are not affiliated with Stephens Inc. Strong Financial Corporation and its affiliates are not affiliated with Stephens Inc. FOR A PROSPECTUS CONTAINING MORE COMPLETE INFORMATION, INCLUDING CHARGES AND EXPENSES, CALL 1-800-222-8222. PLEASE CONSIDER THE INVESTMENT OBJECTIVES, RISKS, CHARGES AND EXPENSES OF THE INVESTMENT CAREFULLY BEFORE INVESTING. THIS AND OTHER INFORMATION ABOUT WELLS FARGO FUNDS CAN BE FOUND IN A CURRENT PROSPECTUS. READ THE PROSPECTUS CAREFULLY BEFORE YOU INVEST OR SEND MONEY. WFSTPR (05/04)
EC044873-0504

Q&A About Wells Fargo's Acquisition of Strong


GENERAL QUESTIONS
Q: WHAT PROCESS DID YOU USE TO SELECT WELLS FARGO?
A: In December 2003, Strong began a process of evaluating strategic alternatives to maximize the long-term value of the firm. Strong received several bids, and Goldman Sachs assisted to evaluate bids and narrow the list. Wells Fargo was selected after extensive due diligence on the part of Strong and Wells Fargo. Strong believes that this is an ideal union in every aspect. In regard to other information, the process has and will continue to be managed with respect for the confidentiality required by all parties.

Q: IS THE TRANSACTION SUBJECT TO APPROVAL?
A: Yes. The transaction is subject to various approvals. Any change of a fund's investment adviser requires the approval of the fund's Board of Directors. Strong is committed to working with the Board as it reviews the proposed transaction. If the Board approves the proposed transaction, it will then be submitted to the shareholders of the Strong Funds. The transaction is also subject to the approval of the Wells Fargo Funds Board of Trustees.

Q: WHAT ARE WELLS FARGO'S PLANS FOR THE BUSINESS GOING FORWARD, AND HOW WILL THEY ENSURE THE TRANSITION IS SEAMLESS?
A: There is a multi-functional transition team made up of associates from both Wells Fargo and Strong. Over the next several months, they will be working with the following two goals as a guide:

o Determining the optimal way to take advantage of the best parts of both organizations so that we can deliver increased value to our clients.
o Ensuring that the transition is as seamless as possible for Strong clients and associates.

As always, we will strive to deliver market-beating performance, a wide variety of financial services products, and outstanding client service.

Q: WHY IS THIS TRANSACTION GOOD FOR WELLS FARGO?
A: Wells Fargo is the fourth largest financial services company in the United States. It is the Company's desire to always explore acquisition opportunities that will enable it to satisfy more financial services needs of its clients and also benefit its shareholders. This acquisition will enable Wells Capital Management to broaden and deepen its investment capabilities with investment teams that have distinctive talent and proven track records. After the acquisition, Wells Fargo Funds' mutual fund assets under management are expected to increase approximately 36 percent to $103 billion, ranking it among the top 20 mutual fund companies in assets under management.

Q: DOES STRONG'S ACQUISITION BY WELLS FARGO AFFECT THE MONETARY TERMS OF THE SETTLEMENTS?
A: A sale does not impact the monies that will be paid as part of the regulatory settlements.

STRONG CLIENTS
Q: WHY IS THIS TRANSACTION GOOD FOR STRONG'S CLIENTS?
A: This transaction brings our shareholders the best of two organizations. Key benefits include:

1. WE ARE MUTUALLY CLIENT-FOCUSED.
Wells Fargo and Strong share a common vision centered on our clients. Two important values Wells Fargo subscribes to will enable us to continue to deliver excellent investment service to our clients:

o PEOPLE AS A COMPETITIVE ADVANTAGE. We must attract and retain top talent to consistently deliver investment service excellence to clients. Top investment professionals have the unique combination of investment skill along with personal attributes of passion, commitment, and competitive fire. Senior management works diligently to keep individual and business goals mutually aligned.
o TRUST AND INTEGRITY. Long-term relationships are grounded upon trust and integrity. We expect and require each employee to act with integrity, competence, and in an ethical manner. Our success depends upon personal "ethical excellence."

2. THE STRONG INVESTMENT TEAMS WILL REMAIN AUTONOMOUS.
Strong and Wells Fargo share a common philosophy and structure with respect to autonomous investment teams that will simplify the process of adding the Strong teams into Wells Fargo's structure. In addition, the infrastructure of Wells Fargo's risk management, compliance, and client service processes are proven.

3.WELLS FARGO'S EXCELLENCE IN CORPORATE GOVERNANCE.
Wells Fargo's long-standing belief is that strong corporate governance is essential to success in its industry, and its corporate governance is aligned to the best interests of its shareholders. This is one of the factors that has been recognized in Wells Fargo Bank's "Aaa" rating, making it the only "Aaa"-rated bank in the United States. The specific strengths of the Company's governance model are:

o Wells Fargo's Board of Directors has 15 members of which only one, Dick Kovacevich, Chairman and CEO of Wells Fargo, is an insider.
o All six committees of the Board of Directors are chaired by outside directors.
o The Board of Trustees of Wells Fargo Funds has seven members, five of whom are independent trustees including the chairman (Lead Trustee).

This emphasis on governance and Wells Fargo's reputation for success in this area should greatly benefit our clients.

4.WELLS FARGO BRINGS A DIVERSE LINE-UP OF FINANCIAL PRODUCTS.
Wells Fargo is an industry-leading money manager and a diversified financial services company.We are excited about the access our clients will now have to additional investment products, as well as banking, insurance, consumer finance, and wealth-management services.

Q: WILL I STILL HAVE ACCESS TO STRONG'S CALL CENTER?
A: Yes. One of the great things about Wells Fargo is that they share our commitment and dedication to delivering outstanding client service. Further, they expect to maintain Strong's call center.

Q: WILL STRONG'S PORTFOLIO MANAGERS REMAIN IN PLACE? WILL THE INVESTMENT STRATEGIES USED BY THE STRONG FUNDS CHANGE AS A RESULT OF THIS TRANSACTION?
A: The same structure that has provided you with exceptional investment results for over 30 years will remain in place after the transition--independent investment teams using active management to pursue superior performance.

Wells Fargo has already signed employment contracts with key investment professionals in select investment styles. For those teams that have not finalized contracts, Wells Fargo hopes to have made employment offers to many of them between now and the completion of the transaction--at about year-end.

Q: WHAT DOES THIS CHANGE MEAN FOR MY INVESTMENTS?
A: In reviewing the proposed transaction with Wells Fargo, the Strong Funds Board of Directors will review each fund and make an appropriate recommendation with respect to each fund. While there are no immediate changes to your investments or the portfolio managers of your funds, we expect some consolidation of similar mutual funds between Wells Fargo and Strong. These consolidations will reduce redundancies, help manage shareholder costs, and ensure that we have the best products available to our clients. As the Board makes recommendations on this and other fronts, we will be sure to keep you updated.

Q: ARE THERE ANY TAX CONSEQUENCES I WOULD INCUR IF MY FUND IS MERGED WITH ANOTHER FUND?
A: No. Mutual fund mergers are not considered a taxable event. However, you will still be responsible for any taxes you would have normally incurred during the time you held the fund.

Q: WILL FEES CHANGE?
A: Immediate changes to the fees on your accounts will not occur because of this agreement. After the completion of the transaction, the board of Wells Fargo Funds will do a careful, independent evaluation of the pricing structures of both companies.

Q: WILL MY ACCOUNT NUMBERS CHANGE?
Q: WILL I NEED NEW CHECKS?
Q: WILL THE WEB ADDRESS CHANGE?
Q: DO I USE A NEW PHONE NUMBER TO CONTACT YOU?
Q: CAN I STILL VISIT MY LOCAL STRONG SALES OFFICE?
A: There are no changes to any of these items at this time, and there may not be in the future. The transition team will be working through these questions and many other details as it relates to your account. Please know that the overriding concern of that team is to ensure that this transition is as seamless as possible for our clients. We will communicate any important changes to you as soon as we have more information.

FUTURE OF STRONG
Q: WILL THE NAME OF THE FIRM CHANGE?
A: At this time the future of the Strong brand name has not been determined. Even if the Strong name changes, the characteristics that you have come to know Strong by will not change. We will continue pursuing active investment strategies that deliver superior performance, and we will not waver from our commitment of delivering outstanding service.

Q: WILL STRONG STILL MAINTAIN A PRESENCE IN THE MILWAUKEE AREA?
A: Wells Fargo values the experience and talent of Strong's employees. While specific decisions related to jobs are still being made, Wells Fargo expects to maintain a significant presence in Milwaukee.

PLEASE NOTE THAT THIS LETTER IS NOT A SOLICITATION OF PROXY.
SECURITIES ARE OFFERED THROUGH STRONG INVESTMENTS, INC. SM44854 05-04